Exhibit 99.1

TransDigm Completes Acquisition of Aviation Technologies, Inc.

CLEVELAND, February 7, 2007 /PRNewswire-FirstCall/ — TransDigm Group Incorporated (NYSE: TDG) announced today that is has completed the acquisition of Aviation Technologies, Inc. (“ATI”) from Odyssey Investment Partners for a total enterprise value of approximately $430 million in cash that was previously announced on January 9, 2007.  TransDigm financed the acquisition primarily through a combination of senior and subordinated debt.  The transaction will be accounted for under purchase accounting rules.

ATI, which is based in Seattle, WA, supplies innovative aerospace products to a diverse fleet of commercial and military aircraft, including the entire fleet of Boeing commercial aircraft, the Airbus A380 and A320, Embraer and Canadair regional jets as well as a broad range of business jets.  ATI employs approximately 600 people in its operations in Seattle and Bellevue, WA, Collegeville, PA, and Malaysia. For the calendar year ended December 31, 2006, ATI is expected to have revenues of approximately $105 million.

About TransDigm Group

TransDigm Group is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today.  Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include ignition systems and components, gear pumps, mechanical/electromechanical actuators and controls, NiCad batteries/chargers, power conditioning devices, hold-open rods and locking devices, engineered connectors, engineered latches and cockpit security devices, lavatory hardware and components, specialized AC/DC electric motors and specialized valving.

Forward-Looking Statements

Statements in this press release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including expectations of future performance, profitability, growth and earnings.  All statements other than statements of historical fact that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements, including, in particular, statements about our plans, objectives, strategies and prospects regarding, among other things, the acquired business. We have identified some of these forward-looking statements with words like “believe,” “may,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate” or “continue” and other words and terms of similar meaning.  All forward-looking statements involve risks and uncertainties which could affect TransDigm Group’s actual results and could cause its actual results or the benefits of the ATI acquisition to differ materially from those expressed in any forward-looking statements made by, or on behalf of, TransDigm Group.  These risks and uncertainties include but are not limited to ATI’s actual financial results for the calendar year ended December 31, 2006 may differ from expected results, difficulties encountered in integrating the companies or implementing our strategic value drivers, and the effects of general and industry conditions.  Except as required by law, TransDigm Group undertakes no obligation to revise or update the forward-looking statements contained in this press release.

CONTACT:
Sean Maroney
Investor Relations
216.706.2945
ir@transdigm.com

SOURCE TransDigm Group